EXHIBIT 2
                                                                       ---------



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                          AGREEMENT AND PLAN OF MERGER


                                      among


                     INTERNATIONAL SPECIALTY PRODUCTS INC.,


                                   [PURCHASER]


                                       and


                               DEXTER CORPORATION





                             Dated as of May , 2000




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

                  AGREEMENT AND PLAN OF MERGER, dated as of May [day], 2000 (the "Agreement"), among International Specialty Products Inc., a Delaware corporation (the "Parent"), Purchaser, a Connecticut corporation (the "Purchaser"), and DEXTER CORPORATION, a Connecticut corporation (the "Company").

                  WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company deem it advisable and in the best interests of their respective shareholders that the Parent acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

                  WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by (a) the Purchaser commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $1 per share, of the Company (the "Company Common Stock") and the associated Rights (the shares of Company Common Stock and any associated Rights are referred to herein as "Shares") not beneficially owned by the Parent and its subsidiaries for $xx.xx per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to any required withholding of Taxes, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement, and (b) following consummation of the Offer, the merger (the "Merger") of the Purchaser with and into the Company, with the Company being the surviving corporation in the Merger, pursuant to which each Share will be converted into the right to receive the Offer Price, without interest;

                  WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and approved and adopted the Merger Agreement and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger; and

                  WHEREAS, the Boards of Directors of the Parent (on its own behalf and as the controlling stockholder of the Purchaser), the Purchaser and the Company have each approved this Agreement and the Merger in accordance with the Connecticut Business Corporation Act (the "CBCA"), in the case of each of the Company and the Purchaser, and in accordance with the Delaware General Corporation Law, in the case of the Parent, and upon the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parent, the Purchaser and the Company agree as follows:

                                    ARTICLE I

Section 1.1       The Offer.
                  ---------

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in paragraphs (a) through
     (g) of Annex A hereto shall have occurred or be existing (and shall not have been waived by the Purchaser), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably


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

     practicable after the date hereof, but in any event within five business days after the public announcement of the execution of this Agreement. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares when taken together with the Shares then beneficially owned by the Parent or any of its Subsidiaries which represents at least two-thirds of the then outstanding Shares (the "Minimum Condition") and to the satisfaction or waiver by the Purchaser of the other conditions set forth in Annex A hereto. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to the Purchaser pursuant to the Offer. The Purchaser expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer or amends any of the conditions set forth in Annex A hereto, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, the Purchaser shall, until the Drop Dead Date, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived; provided, however, the Purchaser shall not be required to extend the Offer if any such condition is incapable of being satisfied and the Parent simultaneously terminates the Agreement in accordance with the provisions of Article VII or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer. Any extension of the Offer pursuant to clause (i) of the preceding sentence or this Section 1.1 shall not exceed the lesser often business days or such fewer number of days that the Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. The Purchaser shall provide a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days following its acceptance for payment of Shares in the Offer. On or prior to the date that the Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, the Parent shall provide or cause to be provided to the Purchaser the funds necessary to pay for all Shares that the Purchaser becomes so obligated to accept for payment and pay for pursuant to the

     Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

(b) As promptly as practicable on the date of commencement of the Offer, the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). The Parent and the Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, the Parent and the Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that the Parent or the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

Section 1.2       Company Actions.
                  ---------------

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to the Purchaser thereunder and approve and adopt this Agreement and the Merger. Subject to Section 5.7, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

(b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
     Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of the Parent and the Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the
     Schedule 14D-9 promptly after the receipt of such comments and to consult with the Parent, the Purchaser and their counsel prior to responding to any such comments.

(c) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as the Parent, the Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, the Parent and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

Section 1.3       Directors of the Company.
                  ------------------------

(a) Promptly upon the purchase of and payment for Shares by the Purchaser or any of its affiliates pursuant to the Offer, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable the Parent's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause the Parent's designees to be so elected. At such


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

     time, the Company shall, if requested by the Parent, also cause directors designated by the Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least two members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company.

(b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to shareholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Parent's designees to be elected to the Company's Board of Directors. The Parent and the Purchaser will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c) Following the election of the Parent's designees to the Company's Board of Directors pursuant to this Section 1.3, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of the Parent or the Purchaser under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company (the "Independent Director Approval").

                                   ARTICLE II

                                   THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, at the Effective Time the Purchaser shall merge with and into the Company, and the separate corporate existence of the Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature and shall be subject to all of the restrictions, disabilities, duties, debts and obligations of the Company and the Purchaser, all as provided in the CBCA.

Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date, or both, are agreed to in writing by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate,


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

     Meagher & Flom LLP, Four Times Square, New York, New York, unless another place is agreed to by the parties hereto.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of State of Connecticut a certificate of merger pursuant to Section 33-818 of the CBCA (the "Certificate of Merger") or a certificate of merger pursuant to Section 33-818 (the "Certificate of Ownership and Merger"), as applicable, executed in accordance with the relevant provisions of the CBCA and shall make all other filings or recordings required under the CBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger or Certificate of Ownership and Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time").

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 33-820 of the CBCA.

Section 2.5       Certificate of Incorporation; By-laws.
                  -------------------------------------

(a) At the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
     "FIRST: The name of the corporation is Dexter Corporation" and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the CBCA and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the CBCA, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

Section 2.6       Directors; Officers of Surviving Corporation.
                  --------------------------------------------

(a) The directors of the Purchaser at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Purchaser at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.


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

Section 2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Purchaser or the Company:

(a) Each Share that is owned by the Parent, the Purchaser, any of their respective Subsidiaries, the Company (including treasury stock) or any Subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each issued and outstanding Share, other than Shares to be cancelled in accordance with Section 2.7(a) and Dissenting Shares, shall automatically be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.8, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.8.

(c) Each issued and outstanding share of common stock, par value $.0l per share, of the Purchaser shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.8       Exchange of Certificates.
                  ------------------------

(a) Exchange Agent. Prior to the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by the Parent and its Subsidiaries, the Company and its Subsidiaries, and Dissenting Shares) in connection with the Merger (the "Exchange Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(b). The Parent shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by the Parent or the Surviving Corporation.

(b) Exchange Procedures. Promptly after the Effective Time, the Parent and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to


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

     the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by this Section 2.8.

(c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Fund; No Liability. At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificates for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such sum as the Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving

     Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.8(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

(f) Withholding Taxes. The Parent and the Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Parent or the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Purchaser.

Section 2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 33-861 of the CBCA (the "Dissenting Shareholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CBCA. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each Share without any interest thereon. The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the CBCA and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CBCA; provided, however, the Company shall have the right to participate in any such negotiations and proceedings. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 27(b).

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth on the schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to the Parent as set forth below:


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


Section 3.1       Organization, Qualification, Etc.
                  --------------------------------

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company or substantially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or the Parent, as the case may be, means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, excluding any such effect resulting from or arising in connection with (A) this Agreement, the transactions contemplated hereby or the announcement thereof, or (B) changes in general economic, regulatory or political conditions. The Company has made available to the Parent copies of the certificate of incorporation and bylaws of the Company. Such certificate of incorporation and bylaws are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(b) Each of the Company's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Significant Subsidiaries has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Company and its Subsidiaries, are owned free and clear of all liens, claims, mortgages, encumbrances, pledges and security interests of any kind (each, a "Lien"). All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are owned by the Company, directly or indirectly, except for the Life Technologies Common Stock of which the Company beneficially owns as of the date hereof 18,815,447 shares.

Section 3.2       Capital Stock.
                  -------------

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 400,000 shares of preferred stock, without par value, designated as "Preferred Stock" (the "Company Preferred Stock"), 500,000 shares of preferred stock, without par value, designated as "Class I Preferred Stock" (the "Company Class I Preferred Stock") and 500,000 shares of preferred stock, without par value, designated as "Class II Preferred Stock" (the "Company Class II Preferred Stock"). As of the date hereof, (i) [23,080,406] shares of Company Common Stock are issued and outstanding; (ii) [xxx,xxx] shares of Company Common Stock are subject to outstanding options issued under the Company's 1999 Long-Term Incentive Plan; (iii) [xxx,xxx] shares of Company Common Stock are subject to outstanding options issued under the Company's 1994 Long Term Incentive Plan; (iv) [309,870] shares of Company Common Stock are subject to outstanding options issued under the Company's 1988 Stock Option Plan; (v) no shares of Company Preferred Stock are issued, outstanding or reserved for issuance, except for 250,000 shares of the Company Preferred Stock which have been designated as Series A Preferred Stock and reserved for issuance in connection with the Rights Agreement; and (v) no shares of Company Class I Preferred Stock or Company Class II Preferred Stock are issued, outstanding or reserved for issuance.

(b) The authorized capital stock of Life Technologies consists of 50,000,000 shares of Life Technologies Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share ("Life Technologies Preferred Stock"). As of the date hereof, (i) [25,039,402] shares of Life Technologies Common Stock are issued and outstanding; (ii) [$827,972] shares of Life Technologies Common Stock are subject to outstanding options issued under Life Technologies' 1997 Long-Term Incentive Plan; (iii) 47,250 shares of Life Technologies Common Stock are subject to outstanding options issued under Life Technologies' 1996 Non-Employee Directors Stock Option Plan;
     (iv) [xxx,xxx] shares of Life Technologies Common Stock are subject to options issued under Life Technologies' 1995 Long-Term Incentive Plan; (v) [xx,xxx] shares of Life Technologies Common Stock are subject to options issued under Life Technologies' 1991 Stock Option Plan; and (vi) no shares of Life Technologies Preferred Stock are issued, outstanding or reserved for issuance.

(c) All the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in paragraphs (a) and (b) above, except for the Company's obligations under the Rights Agreement, and except for the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized or as of the date of this Agreement issued or outstanding, (2) as of the date of this Agreement there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other entity.

Section 3.3       Corporate Authority Relative to this Agreement; No Violation.
                  ------------------------------------------------------------

(a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the Company Shareholder Approval and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has approved the entry into this Agreement and the consummation of the transactions contemplated hereby by the Company and has taken all appropriate action such that Sections 33-841 and 33-844 of the CBCA will not be applicable to the Company, the Parent or the Purchaser by virtue of any of them entering into this Agreement or consummating the transactions contemplated hereby. The Board of Directors of Life Technologies has approved for purposes of
     Section 203 of the DGCL the Parent's and the Purchaser's becoming "interested stockholders" by reason of their entry into this Agreement and the consummation of the transactions contemplated hereby and has taken all appropriate action so that Section 203 of the DGCL, with respect to Life Technologies, will not be applicable to the Parent or the Purchaser by virtue of such actions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of each of the Parent and the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Except for the filings, permits, authorizations, consents and approvals set forth in Section 3.3(b) of the Company Disclosure Schedule or as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, the rules and regulations of the New York Stock Exchange (the "NYSE"), and the filing of the Certificate of Merger under the CBCA, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will
     (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset owned by the Company or any Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or prevent or substantially delay the consummation of the transactions contemplated hereby.

Section 3.4 Reports and Financial Statements. The Company has previously furnished or otherwise made available (by electronic filing or otherwise) to the Parent true and complete copies of:

(a) Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1998 and 1999 for each of the Company and Life Technologies;

(b) each definitive proxy statement filed with the SEC since December 31, 1998 for each of the Company and Life Technologies;

(c) each final prospectus filed with the SEC since December 31, 1998, except any final prospectus on Form S-8 for each of the Company and Life Technologies; and

(d) all Current Reports on Form 8-K filed with the SEC since January 1, 2000 for each of the Company and Life Technologies.

As of their respective dates, such reports, proxy statements and prospectuses filed with the SEC by the Company (collectively with, and giving effect to, all amendments, supplements and exhibits thereto, the "Company SEC Reports") and filed with the SEC by Life Technologies (collectively with, and giving effect to, all amendments, supplements and exhibits thereto, the "LTI SEC Reports," and together with the Company SEC Reports, the "Group SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Life Technologies which is registered under Section 12(b) of the Exchange Act, none of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Group SEC

Reports (including any related notes and schedules) were prepared in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and each fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries or Life Technologies and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments). Since January 1, 1998, each of the Company and Life Technologies has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

Section 3.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth on a balance sheet of the Company under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the Group SEC Reports filed prior to the date of this Agreement or (b) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company.

Section 3.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws), except (a) as described in the Group SEC Reports filed prior to the date of this Agreement, and (b) for violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.7       Environmental Matters.
                  ---------------------

(a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Company. Each of such Environmental Permits is in full force and effect, and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

(b) There are no Environmental Claims pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Person whose liability for any such

     Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law for which reserves have not been established in accordance with GAAP, that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

(c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, except for such liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

(d)  As used in this Agreement:

(i) "Environmental Claim" means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law.

(ii) "Environmental Law" means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment, and includes, without limitation, the Clean Air Act, 42 U.S.C.ss. 7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq.; Emergency Planning and Community Right to Know Act, 42 U.S.C.ss. 11000 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss. 136 et seq.; Clean Water Act, 33 U.S.C.ss. 1251 et seq.; Oil Pollution Act, 33 U.S.C.ss. 2701 et seq.; Resource Conservation and Recovery Act, 42 U.S.C.ss. 6901 et seq.; Safe Water Drinking Act, 42 U.S.C.ss. 300f et seq.; Toxic Substance Control Act, 15 U.S.C.ss. 2601 et seq.; and Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq.

(iii)"Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," or "toxic pollutants" under any Environmental Law; and
     (C) pesticides.

Section 3.8       Employee Benefit Plans; ERISA.
                  -----------------------------

(a) Section 3.8(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or Life Technologies or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or Life Technologies would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, for the benefit of any employee or former employee of the Company or any Subsidiary (the "Group Plans").

(b) No liability under Title IV or section 302 of ERISA has been incurred by the Company, Life Technologies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, Life Technologies or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), except as are not reasonably likely to have a Material Adverse Effect on the Company.

(c) Each Group Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as are not reasonably likely to have a Material Adverse Effect on the Company, and each Group Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, except for failures to so qualify or be exempt to are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

(d) Section 3.8(e) of the Company Disclosure Schedule sets forth each Group Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (A) any current or former employee or officer of the Company or any ERISA Affiliate may become entitled to severance pay or any other payment, except as expressly provided in this Agreement, or (B) any compensation due any such employee or officer may be increased or the time of payment or vesting may become accelerated. Except as set forth on Schedule 3.8(d)), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due, or increase the compensation due, to any current or former employee or director of the Company or any of its Subsidiaries.

(e) Except as disclosed in the Group SEC Reports filed prior to the date hereof, there are no pending, or to the knowledge of the Company, threatened claims by or on behalf of any Group Plan, by any employee or beneficiary covered under any such Group Plan, or otherwise involving any such Group Plan (other than routine claims for benefits).

(f) No disallowance of a deduction under Sections 162(m) and 280G of the Code for employee remuneration for any amount paid or payable by the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

Section 3.9 Absence of Certain Changes or Events. Except as disclosed in the Group SEC Reports filed prior to the date of this Agreement or set forth in
     Schedule 3.9 hereto, since December 31, 1999 (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.10 Schedule 1 4D-9; Offer Documents; and Proxy Statement. Neither the
     Schedule 14D-9 nor any information supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the respective times the
     Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company's Shareholders Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or the Purchaser which is contained in any of the foregoing documents.

Section 3.11      Tax Matters.
                  -----------

(a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each affiliated, combined, consolidated or unitary group of which the Company is a member (a "Company Affiliated Group"), Life Technologies, and each affiliated, combined, consolidated or unitary group of which Life Technologies is a member (a "Life Technologies Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve for would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. There is no audit or examination, asserted deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes of or against the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. All material assessments for Taxes due and owing by the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent adequately reserved for (i) in the Group SEC Reports filed prior to the date of this Agreement, or (ii) with respect to such material assessments accruing after December 31, 1999, in accordance with GAAP.

(b) The Company has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company, any Company Affiliated Group, Life Technologies or any Life Technologies Affiliated Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company or Life Technologies is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company).

(c) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto and whether payable by reason of contract, assumption, transferee liability, combined, unitary or consolidated reporting, operation of law or otherwise) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.12 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the consideration to be received by the Company's shareholders (other than the Parent and its Subsidiaries) in the Offer and the Merger is fair to such holders from a financial point of view.

Section 3.13 Required Vote of the Company Shareholders. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 3.14 Rights Agreement. The Company has duly amended the Rights Agreement so that the Rights Agreement will not be applicable to the Parent, the Purchaser, this Agreement, the Offer or the Merger or any other transaction contemplated by this Agreement, in each case to the extent provided for and made consistent with the terms of this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE PURCHASER

                  Except as set forth on the schedule delivered by the Parent to the Company in connection with the execution of this Agreement (the "Parent Disclosure Schedule," and together with the Company Disclosure Schedule, the "Disclosure Schedule"), the Parent and the Purchaser jointly and severally represent and warrant to the Company as set forth below:

Section 4.1 Organization, Qualification, Etc. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Parent or substantially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the Parent from performing its obligations hereunder. The Purchaser is a wholly owned, indirect Subsidiary of the Parent.

Section 4.2       Corporate Authority Relative to this Agreement; No Violation.
                  ------------------------------------------------------------

(a) Each of the Parent and the Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of the Parent and the Purchaser. The Parent, as the sole stockholder of the Purchaser, has duly and validly approved and adopted this Agreement. Other than the filing of the Certificate of Merger or the Certificate of Ownership and Merger no other corporate proceedings on the part of the Parent or the Purchaser (including their respective shareholders) are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms.

(b) Except for the filings, permits, authorizations, consents, approvals and other matters set forth in Section 4.2(b) of the Parent Disclosure Schedule or as may be required under, and other applicable requirements of the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, the rules and regulations of the NYSE, or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or the Parent (directly or through Subsidiaries, in each case) has material assets or conducts material operations, and the filing of the Certificates of Merger or the Certificate of Merger and Ownership under the CBCA, none of the execution, delivery or performance of this Agreement by the Parent, the consummation by the Parent of the transactions contemplated hereby or compliance by the Parent with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Parent or the certificate of incorporation, bylaws or similar organizational documents of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset owned by the Company or any Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent, any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Parent, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii),
     (iii) and (iv) such violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Parent or prevent or substantially delay the consummation of the transactions contemplated hereby.

Section 4.3 Offer Documents; Proxy Statement; Schedule 14D-9. Neither the Offer Documents nor any information supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the Schedule I 4D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Parent and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.4 Financing. The Parent has delivered to the Company complete and correct executed copies of the letter committing The Chase Manhattan Bank to provide senior debt financing to ISP Opco Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Parent, in an aggregate amount of up to $x.xxxx million (the "Commitment Letter"). The Commitment Letter provides for all of the financing necessary to complete the Offer and the Merger, and the other transactions contemplated by this Agreement, and to pay all related fees and expenses (the "Requisite Financing"). As of the date hereof, the Commitment Letter provided to the Company is in full force and effect and has not been amended in any respect. The Parent is not aware of any fact or circumstance that would cause the conditions set forth in the Commitment Letter not to be satisfied in full at the time all conditions to the Offer have been either satisfied or waived by the

     Purchaser and the Purchaser becomes obligated to purchase Shares in the Offer, or to otherwise cause it to be unable to obtain the Requisite Financing in accordance with the terms of the Commitment Letter.

Section 4.5 Ownership of Shares. Except as disclosed in the Parent's reports on
     Schedule 13D under the Exchange Act filed with the SEC, as of the date hereof; the Parent does not beneficially own directly or indirectly any securities of the Company or Life Technologies.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

Section 5.1       Conduct of Business by the Company.
                  ----------------------------------

(a) From and after the date hereof and until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except with the prior written consent of the Parent (which consent will not be unreasonably withheld or delayed) or as may be expressly permitted pursuant to this Agreement, the Company:

(i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business consistent with past practice;

(ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its present business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those Persons having material business dealings with the Company and its Subsidiaries;

(iii)shall not, and shall not permit its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (other than (A) regular quarterly cash dividends by the Company consistent in timing and amount with past practice or (B) any dividends or distribution by a wholly owned Subsidiary of the Company to the Company or any of its wholly owned Subsidiaries);

(iv) shall not, and shall not permit any of its Subsidiaries to establish, enter into or amend any severance plan, agreement or arrangement or any Group Plan or increase the compensation payable or to become payable or the benefits provided to its officers or employees, other than as contemplated by law or any existing contract, employee benefit or welfare plan or policy, or in the ordinary course of business consistent with past practice with respect to employees who are not officers of the Company, and other than as set forth in Section 5.1(a)(iv) of the Company Disclosure Schedule;

(v) shall not, and shall not permit any of its Subsidiaries to, authorize, or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the

     Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any other similar extraordinary transaction;

(vi) shall not, and shall not permit any of its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or bylaws (or other similar organizational documents);

(vii)shall not, and shall not permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise), except for (1) the issuance of Company Common Stock pursuant to options and grants outstanding as of the date hereof under the Company's 1999 Long-Term Incentive Plan, or 1994 Long-Term Incentive Plan and 1988 Long-Term Incentive Plan (each such plan, a "Company Equity Plan"), or (2) the issuance of Life Technologies Common Stock pursuant to options and grants outstanding as of the date hereof under Life Technologies' 1997 Long-Term Incentive Plan, 1996 Non-Employee Directors Stock Option Plan, 1995 Long-Term Incentive Plan and 1991 Stock Option Plan (each such plan, a "Life Technologies Equity Plan");

(viii) shall not, and shall not permit any of its Subsidiaries to, reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

(ix) shall not, and shall not permit any of its Subsidiaries to, (A) incur, assume or prepay any indebtedness or any other liabilities for borrowed money or issue any debt securities other than (i) incurrences and repayments of indebtedness under the Company's or its Subsidiaries' credit facilities in existence on the date of this Agreement and (ii) in an amount not to exceed $[xx] million in the aggregate, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than wholly owned Subsidiaries), except for guarantees by Subsidiaries of the Company indebtedness permitted under the preceding clause (A);

(x) shall not, and shall not permit any of its Subsidiaries to (or consent to any proposal by any Person in which the Company has an investment to), make or forgive any loans, advances or capital contributions to, or investments in, any other Person other than the Company or any wholly owned Subsidiary of the Company (including any intercompany loans, advances or capital contributions to, or investments in, any affiliate) other than advances to employees in the ordinary course of business in accordance with the Company's or its Subsidiaries' established policies;

(xi) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any material lease or license or otherwise subject to any material Lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (B) modify, amend in any material respect, or terminate any of its material contracts;
     (C) waive, release or assign any rights that are material to the Company and its Subsidiaries taken as a whole; or (D) permit any insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xii)shall not, and shall not permit any of its Subsidiaries to change any of the financial accounting methods or practices used by it unless required by GAAP;

(xiii) shall not make any material Tax election or settle or compromise any material Tax liability; and

(xiv)shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would result in any of the conditions to the Merger set forth in Article VI hereof not being satisfied;

          (xv) shall not (A) amend the Rights Agreement or (B) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal, unless this Agreement shall have been terminated in accordance with Section 7.1 hereof and the Company shall have paid to the Parent the fee described in Section 7.3 hereof and shall have complied with the provisions of Section 5.7(b) hereof; provided, however, that this
     Section 5.1(a) shall not prevent the Company from taking such actions as it determines are necessary to prevent the occurrence of a Distribution Date following the commencement of a tender or exchange offer unless doing so is intended or could reasonably be expected to facilitate an Acquisition Proposal, this Agreement shall have been terminated in accordance with
     Section 7.1 hereof and the Company shall have paid to the Parent the fee described in Section 7.3 hereof and shall have complied with the provisions of Section 5.7(b) hereof; and

(b) The Parent agrees that, from and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement, the Parent shall not, and shall not permit any of its Subsidiaries to (i) agree, in writing or otherwise, to take any action which would result in any of the conditions to the Offer set forth in Annex A hereto or any of the conditions to the Merger set forth in
     Article VI hereof not being satisfied or (ii) delay the consummation of the Offer.

Section 5.2       Access; Confidentiality.
                  -----------------------

(a) Subject to legal and contractual restrictions, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours upon reasonable notice,


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

     throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, employees, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to the Parent such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the Parent may from time to time reasonably request. The Parent will make all reasonable best efforts to minimize any disruption to the businesses of the Company and the Company's Subsidiaries which may result from the requests for access, data and information hereunder.

(b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access and information shall be coordinated through designated senior executives of the parties. The Parent will hold any information provided under this
     Section 5.2 in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 22, 2000, between the Company and the Parent.

Section 5.3       Special Meeting; Proxy Statement.
                  --------------------------------

(a) Following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i) duly call, give notice of, solicit proxies for (if necessary), convene and hold an annual or special meeting of its shareholders (the "Company Shareholders Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agreement; and

(ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its shareholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with the Parent and its counsel.

(b) The Parent shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, the Purchaser or any of the Parent's other Subsidiaries in favor of the approval and adoption of this Agreement.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that the Parent, the Purchaser and any other Subsidiaries of the Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 33-818 of the CBCA.

Section 5.4       Reasonable Best Efforts; Further Assurances.
                  -------------------------------------------

(a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall, and shall cause their respective Subsidiaries, and use reasonable best efforts to cause their (and their respective Subsidiaries') directors, officers, employees, agents, attorneys, accountants and representatives, to (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the Offer Documents, the Schedule 14D-9, the preliminary Proxy Statement and the Proxy Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the Offer or the Merger, including but not limited to defending through litigation on the merits any claim asserted in any court by any Person; and (v) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable the consummation of the Offer and the Merger to occur as expeditiously as possible; provided, however, that notwithstanding anything to the contrary in this Section 5.4, the Parent and the Purchaser shall not be required to consent to any limitations on their ownership or operation of all or a material portion of the Company's business or assets, or to dispose of or hold separate any material portion of the business or assets of the Parent or the Company. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

(b) The Company and the Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent or the Company, as the case may be, or by any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

Section 5.5       Employee Stock Options and Other Employee Benefits.
                  --------------------------------------------------

(a) The Company shall take all such actions as shall be necessary to cause each outstanding stock option to purchase shares of Company Common Stock (including any related alternative rights) granted under any stock option or compensation plan or arrangement of the Company or its Subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its Subsidiaries) (the "Employee Stock Options") to become exercisable either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Company shall take all such actions as shall be necessary to cause all Employee Stock Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested) to be cancelled. In exchange for the cancellation of each such Employee Stock Option (whether or not presently exercisable or vested), the holder thereof shall be entitled to receive from the Company an amount in cash equal to the product obtained by multiplying (x) the difference between the Offer Price and the per share exercise price of such Employee Stock Option, and (y) the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of such Employee Stock Options shall be made as promptly as practicable after the Effective Time, subject to the Company's collection of all applicable withholding Taxes required by law to be collected by the Company. The Company Option Plans shall be terminated as of the Effective Time and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in this Section 5.5(a). Prior to the Effective Time, the Company shall take all action as may be necessary to carry out the terms of this Section 5.5.

(b) For the period beginning on the date of purchase of Shares pursuant to the Offer (the "Purchase Date") through and including December 31, 2000, the Parent shall, or shall cause its Subsidiaries to, maintain (i) employee benefit plans, programs and arrangements (including retiree medical benefits), salaries and bonus programs for each individual who was an employee or retiree of the Company or any Subsidiary of the Company immediately prior to the Purchase Date, which are, in the aggregate, no less favorable than those provided by the Company and its Subsidiaries as of immediately before the Purchase Date and (ii) contribution levels and loan provisions under the defined contribution plans of the Company and its Subsidiaries and the level of benefits provided under the retiree medical plans of the Company, in each case, at levels which are no less favorable in the aggregate than those provided by the Company and its Subsidiaries as of immediately prior to the Purchase Date. After December 31, 2000 and until December 31, 2002, the Parent shall provide benefits to each individual who was an employee or retiree of the Company or any Subsidiary of the Company immediately prior to the Purchase Date which are no less favorable in the aggregate than benefits provided to similarly situated employees or retirees of the Parent. Each Person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Purchase Date (a "Company Employee") shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Purchase Date, using the same methodology utilized by the Company as of immediately before the Purchase Date for crediting service and determining levels of benefits, under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by the Parent and its Subsidiaries (including, without limitation, the Surviving Corporation) in which such Company Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) severance plans for purposes of calculating the amount of each Company Employee's severance benefits. The Parent and the Surviving Corporation shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Purchase Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Purchase Date under any welfare benefit plan maintained for the Company Employees immediately prior to the Purchase Date, and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Purchase Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Purchase Date. Without limiting the generality of the foregoing: (i) the Parent shall, and shall cause its Subsidiaries to, assume and honor all employment, consulting, termination and severance agreements set forth in
     Section 5.5(b) of the Company Disclosure Schedule to which the Company or any of its Subsidiaries is a party.

(c) The parties hereto agree that the transactions contemplated by this Agreement shall constitute a "change of control" for purposes of the Group Plans as well as any other agreement that would have been a Group Plan but for the fact that it is not material.

Section 5.6 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, the Parent and the Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.


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

Section 5.7       No Solicitation by the Company.
                  ------------------------------

(a) Neither the Company nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and the Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (the Company, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly through another Person, (i) initiate, solicit, encourage or otherwise knowingly facilitate any inquiries (by way of furnishing information or otherwise) or the making of any Acquisition Proposal or (ii) participate in any discussions or engage in any negotiations concerning an Acquisition Proposal; provided, however, that the Company's Board of Directors may, or may authorize the Company Representatives to, in response to an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith is, or is reasonably likely to become, a Superior Proposal, (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Superior Proposal and (y) participate in discussions or negotiations regarding such Superior Proposal; provided that, prior to taking any such action, the Company provides reasonable advance notice to the Parent that it is taking such action. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the actions described in clauses (i) and (ii) above. The Company agrees that it will take the necessary steps to inform promptly the Company Representatives of the obligations undertaken in this Section 5.7. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy (and certify the destruction of, if required under the terms of the confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries in accordance with the terms of such confidentiality agreement, and the Company will use its best efforts, subject to Section 5.7(b), to enforce the provisions of such confidentiality agreements, including, without limitation, any standstill provisions. For purposes of this Agreement "Acquisition Proposal" means any direct or indirect inquiry, proposal or offer relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its Subsidiaries, or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of Subsidiaries owned directly or indirectly by the Company) of the Company or any of its Subsidiaries (an "Asset Transaction"). For purposes of this Agreement "Superior Proposal" shall mean an unsolicited bona fide written Acquisition

     Proposal that the Board of Directors of the Company concludes in good faith (after consultation with the Company's legal and financial advisors) would, taking into account all terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, provide greater aggregate value to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement and for which the Person making such proposal has the necessary funds or has obtained financing commitments which in the good faith judgment of the Board of Directors (after consultation with the Company's financial advisors) are satisfactory in form and substance for the intended purpose; provided that for purposes of this definition the term "Acquisition Proposal" shall have the meaning set forth above, except that (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and (y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve all of the assets of the Company and its Subsidiaries, taken as a whole, and not any Subsidiary of the Company alone.

(b) Except as expressly permitted by this Section 5.7, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, the recommendation by such Board of Directors or such committee of the Merger or this Agreement unless the Board of Directors of the Company shall have determined in good faith, after consultation with its legal and financial advisors, that the Offer, the Merger or this Agreement is no longer in the best interests of the Company's shareholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Company's shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, or publicly takes a "neutral" position with respect to, any Acquisition Proposal, or (iii) waive, cancel or otherwise make inapplicable any standstill agreement or provision or cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (x) take any of the actions described in clauses (i) or (ii) above or (y) subject to this paragraph (b), terminate this Agreement and pay the termination fee in accordance with Section 7.3 (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal) but only after the third business day following the Parent's receipt of written notice advising the Parent that the Company's Board of Directors is prepared to accept an Acquisition Proposal, and attaching the most current version of any such Superior Proposal or any draft of an Acquisition Agreement.

(c) Nothing contained in this Section 5.7 shall prohibit the Company or its Board of Directors from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the

     Exchange Act or from making any disclosure to the Company's shareholders required by applicable law.

Section 5.8 Public Announcements. The Parent and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed.

Section 5.9       Indemnification; Insurance; Release.
                  -----------------------------------

(a) From and after the Purchase Date, the Parent will cause the Company (or any successor to the Company whether by means of merger, sale of assets or other similar business combination) to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Purchase Date, to the fullest extent permitted under applicable law, and the Parent shall also advance fees and expenses (including attorneys fees) as incurred to the fullest extent permitted under applicable law.

(b) For six years from the Purchase Date, the Parent shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policies (the "Company Policies") covering those Persons who are currently covered by the Company Policy; provided, however, that in no event shall the Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that the Parent may meet its obligations under this paragraph by covering the above Persons under the Parent's insurance policy or policies on the terms described above.

(c) The Parent and the Purchaser, from and after the Purchase Date, fully and unconditionally release from any and all claims, actions, causes of action, lawsuits, damages, liabilities, costs, losses, expenses, assessments, sums of money, promises and demands of any nature whatsoever of the Company, each of its Subsidiaries, the Parent and each of its Subsidiaries (other than as may arise out of ordinary business transactions with the Parent, the Company or any of their respective Subsidiaries) against each of the members of the Board of Directors of the Company and each of its Subsidiaries, and each officer of the Company or any of its Subsidiaries
     (i) which are related to or arise out of (A) action taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) in connection with or in anticipation of the transactions contemplated by this Agreement or (B) actions taken or omitted to be taken by Parent, the Purchaser or any of their affiliates in connection with the transactions contemplated by this Agreement, (ii) which are otherwise related to or arise out of the transactions contemplated by this Agreement or (iii) by reason of the fact that such Person is or was a member of the Board of Directors of the Company or any of its Subsidiaries or an officer of the Company or any of its Subsidiaries, as the case may be provided, however, that such release shall not prevent any assertion of a claim or institution of a cause of action arising out of any of the following: fraud; embezzlement; intentional wrongdoing; conduct resulting in criminal convictions; knowing violations of law; breach of non-competition or non-solicitation agreements; repayment of loans or advances; diversion of corporate opportunity; or misappropriation or improper use of trade secrets.

Section 5.10 Certain Litigation. Each of the parties shall prior to or at the Effective Time cease, terminate and dismiss, with prejudice, any and all actions, proceedings or lawsuits initiated, commenced or filed by such party in connection with the 2000 Annual Meeting of the Company.

Section 5.11 Additional Reports and Information. The Company shall furnish to the Parent copies of all reports of the type referred to in Section 3.4 which it or Life Technologies files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Life Technologies and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

Section 5.12 Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material


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

     respect. From time to time after the date of this Agreement and prior to the Effective Time, the Parent will promptly supplement or amend the Parent Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Parent which has been rendered inaccurate thereby in any material respect. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the condition set forth in paragraph (d) of Annex A, the Company Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained, if required by applicable law.

(b) No statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger substantially on the terms contemplated hereby or has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them illegal.

(c) The Company or the Purchaser or any affiliate of either of them shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to the Parent's and the Purchaser's obligation to effect the Merger if the Parent, the Purchaser or such affiliate shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

                                  ARTICLE VII

                                   TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the other transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder
     Approval:


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


(a) by the mutual written consent of the Company (including, from and after the Purchase Date, the Independent Director Approval contemplated by Section 1 3(c)), the Parent and the Purchaser;

(b) by either the Parent or the Company if (i) (1) the Offer shall have expired without any Shares being purchased pursuant thereto, or (2) the Offer has not been consummated on or before October 31, 2000 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.4;

(c) by the Parent, if due to an occurrence or circumstance, other than as a result of a breach by the Parent or the Purchaser of its obligations hereunder or under the Offer, resulting in a failure to satisfy any condition set forth in Annex A hereto, the Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

(d) by the Company, upon approval of its Board of Directors, if the Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder, that would result in a failure to satisfy any of the conditions set forth in Annex A hereto; or

(e) by the Company, in accordance with Section 5.7(b); provided, that such termination shall not be effective unless and until the Company shall have paid to the Parent the fee described in Section 7.3 hereof and shall have complied with the provisions of Sections 5.7(b).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 5.2(b), 7.3 and 8.2 in the case of termination of this Agreement at any time, and Sections 5.5, 5.9 and 5.10 in the case of a termination following the purchase of Shares pursuant to the Offer), and there shall be no other liability on the part of the Parent, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 7.1 prior to the expiration of the Offer, the Parent and the Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.

Section 7.3 Termination Fee. In the event that (i) this Agreement shall have been terminated pursuant to Section 7.1(c) as a result of the failure of the condition of the Offer set forth in paragraph (c) of Annex A hereto this Agreement shall have been terminated pursuant to Section 7.1(c) as a result of the failure of the condition of the Offer set forth in paragraph
     (e) of Annex A hereto and within 270 days thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, or (iii) this Agreement shall have been terminated pursuant to Section 7.1(e), the Company shall immediately pay the Parent a fee equal to $[ ] million (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by the Parent in the case of termination pursuant to Section 7.1(e), shall be a condition to the effectiveness of such termination. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent and the Purchaser would not enter into this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2 Expenses. Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the


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

     provisions of this Agreement are expressly governed by or derive their authority from the CBCA.

Section 8.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:


                  To the Parent or the Purchaser:

                  c/o ISP Management Company, Inc.
                  1361 Alps Road
                  Wayne, New Jersey  07470
                  Attention:  Richard A. Weinberg, Esq.
                  Telecopy:

                  copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attention:  Stephen E. Jacobs, Esq.
                  Telecopy:  (212) 310-8007

                  To the Company:

                  Dexter Corporation
                  One Elm Street
                  Windsor Locks, Connecticut  06096-2334
                  Attention:  General Counsel
                  Telecopy:  (860) 292-7669

                  copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036-6522
                  Attention:  J. Michael Schell, Esq.
                               Margaret L. Wolff, Esq.
                  Telecopy:  (212) 735-2000


Section 8.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, all or any of its rights and interests hereunder to the Parent or to any direct or indirect wholly owned Subsidiary of the Parent, provided that no such assignment shall relieve the Purchaser of its


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

     obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this
     Section 8.6 shall be null and void.

Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and exhibits hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Sections 5.5 and
     5.9 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.11 Definitions. References in this Agreement to (a) "Subsidiaries" of the Company or the Parent shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or the Parent or in which the Company or the Parent has the right to elect a majority of the members of the board of directors or other similar governing body; (b) "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; (c) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. As used in the definition of "affiliates," "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. "Including," as used herein, shall mean "including, without limitation."

Section 8.12 Finders or Brokers. Except for Lehman Brother Inc., with respect to the Company, and The Chase Manhattan Bank and Chase Securities Inc. with respect to the Parent, neither the Company nor the Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger.

Section 8.13 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include the Independent Director Approval contemplated in Section 1.3(c)), with respect to any of the terms contained in this Agreement; provided, however that following the Company Stockholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the shareholders of the Company.

Section 8.14 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of Section 8.13 waive compliance with any of the agreements or conditions of any other party hereto contained herein; provided, however, in the case of the Company following the acceptance of Shares for payment in the Offer, the Independent Director Approval contemplated in Section 1.3(c) is obtained. Notwithstanding the foregoing no failure or delay by the Company, the Parent or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


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


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                               INTERNATIONAL SPECIALTY PRODUCTS INC.



                               By:
                                  ----------------------------------
                                  Name:
                                  Title:



                               [PURCHASER]



                               By:
                                  ----------------------------------
                                  Name:
                                  Title:



                               DEXTER CORPORATION



                               By:
                                  ----------------------------------
                                  Name:
                                  Title:


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


                                                                         ANNEX A
                                                                         -------

                             Conditions to the Offer
                             -----------------------

                  The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

                  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been entered, enforced, issued, pending or threatened in writing by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of the Merger transaction; (ii) which prohibits or materially limits the ownership or operation by the Company, the Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries; (iii) which imposes limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; or (iv) which compels the Company, the Parent or any of its Subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company;

                  (b) there shall have been any order or injunction issued, or any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended, or issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) the Parent, the Company or any Subsidiary or affiliate of the Parent or the Company or (ii) any transaction contemplated by this Agreement, other than the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to the Parent or the Purchaser, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (B) approved, recommended or taken a "neutral" position, or proposed publicly to approve, recommend or take a "neutral" position with respect to, an Acquisition Proposal,
(C) caused the Company to enter into any Acquisition Agreement relating to any Acquisition Proposal or caused the Company to take any of the other actions specified in clauses (a)(i) or (ii) or (b)(i) of Section 5.7 of the Agreement, or (D) resolved to do any of the foregoing;

                  (d) any of the representations or warranties of the Company set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct, or any of the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

                  (e) the Company or any of its Subsidiaries shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

                  (f) the Agreement shall have been terminated in accordance with its terms; or

                  (g) The proceeds of the Requisite Financing shall not be available to Parent and Purchaser on the terms set forth in the Commitment Letter which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



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